Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133966

Subject to Completion
Preliminary Prospectus Supplement dated September 25, 2006

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 10, 2006)

$115,000,000

Commonwealth Edison Company

First Mortgage 5.95% Bonds, Series 104, due 2016

We are offering an additional $115,000,000 of our First Mortgage 5.95% Bonds, Series 104 due August 15, 2016, of which $300,000,000 are currently outstanding. The form and terms of the additional Series 104 Bonds are the same as the form and terms of the outstanding Series 104 Bonds. The Bonds will bear interest at the rate of 5.95% per year. Interest on the Bonds will accrue from August 28, 2006. We will pay interest on the Bonds on February 15 and August 15 of each year, beginning February 15, 2007. The Bonds will mature on August 15, 2016. We may redeem the Bonds at any time at the price specified in this prospectus supplement. There is no sinking fund for the Bonds.

The Bonds will be secured equally with all other bonds now outstanding or subsequently issued under our Mortgage.

Investing in the Bonds involves risks that are described in the “Risk Factors” section on page S-7 of this prospectus supplement.

	Per Bond	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to ComEd	%	$

(1)         Plus accrued interest on the Bonds from August 28, 2006 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Bonds will be ready for delivery in book-entry form only through The Depository Trust Company on or about September   , 2006.

Joint Book-Running Managers

Loop Capital Markets, LLC	The Williams Capital Group, L.P.

Cabrera Capital Markets, Inc.	Melvin Securities, L.L.C.	Popular Securities	SBK-Brooks Investment Corp.

The date of this prospectus supplement is September   , 2006.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed materially since those dates.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus supplement and in the accompanying prospectus, several of the matters discussed in this prospectus supplement and the accompanying prospectus are forward-looking statements that are subject to risks and uncertainties.  Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements.  See “Forward-Looking Statements” in the accompanying prospectus for more information.

COMMONWEALTH EDISON COMPANY

We are a subsidiary of Exelon Corporation, or Exelon, and are engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois.  Our traditional retail service territory covers approximately 11,300 square miles and an estimated population of 8 million as of December 31, 2005.  The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million.  We delivered electricity to approximately 3.7 million customers at December 31, 2005.

As a public utility under the Illinois Public Utilities Act, we are subject to regulation by the Illinois Commerce Commission, or ICC, including regulation as to rates and charges, issuance of most of our securities, services and facilities, classification of accounts, transactions with affiliated interests, as defined in the Illinois Public Utilities Act, and other matters.  As an electric utility under the Federal Power Act, we are also subject to regulation by the Federal Energy Regulatory Commission, or FERC, as to transmission rates and certain other aspects of our business, including interconnections and sales of transmission related assets.

Our principal executive offices are located at 440 South LaSalle Street — Suite 3300, Chicago, Illinois 60605 and our telephone number is (312) 394-4321.

RECENT DEVELOPMENTS

Rate Matters

Our revenues, results of operations, liquidity and financial position will be affected by the amounts that we are allowed to collect from our customers for our costs of procuring and delivering electricity after the currently effective rate freeze in Illinois expires on January 1, 2007.  The ICC has approved tariffs that would allow us to bill our customers for power costs incurred in the post-2006 period under a reverse-auction competitive bidding process; however, that approval is the subject of pending appeals before the Illinois Appellate Court.  The ICC also approved an increase in our rates for delivering electricity in the post-2006 period; however, the ICC order authorized a revenue increase of $8 million as compared to our original request for $317 million.  Our request for rehearing of that order was granted in part, and denied in part, by the ICC on August 30, 2006.  Other parties to the rate proceeding may file requests for rehearing, and we expect that the ICC’s order will also be the subject of appellate judicial review.  The outcome of the appellate reviews of these ICC orders, as well as any consensual or mandated limits on our post-2006 rate increases, could have a material effect on our liquidity and financial position and the ratings assigned to our debt securities.

Illinois Procurement Case.  On January 24, 2006, the ICC approved tariffs that allow us to bill our customers who elect to purchase power from us for power costs incurred under a reverse-auction competitive bidding process for our procurement of power for the period commencing January 2, 2007.  The first auction for our entire retail load took place in early September 2006, and the results were announced on September 15, 2006.  Those results indicate that residential customers can expect an estimated increase of approximately 22 percent in their average monthly electric bills beginning in 2007.  To mitigate the effects of changes in future prices, the load for residential and commercial customers less than 400 kW was staggered in three-year contracts.  The energy price that resulted from the first auction is locked in until June 2008.  The ICC determined that it will review the prudence of our purchase of power but that compliance with the ICC-approved process will establish a presumption of prudence.  While we are generally supportive of the ICC’s order, we have objected to the requirement for a prudence review.  We and various other parties, including governmental and consumer representatives, have filed petitions for review of portions of the order with the Illinois Appellate Court, which are pending.  The Illinois Attorney General filed a petition with the Illinois Supreme Court asking that Court to hear the matter on direct appeal, grant expedited review and stay implementation of the ICC order pending the appeals.  That petition was denied on August 4, 2006, and the Illinois Attorney General has filed a petition with the Illinois Appellate Court asking that Court to stay implementation of the ICC order pending its decision on the appeals.

Illinois Rate Case.  On July 26, 2006, the ICC issued an order approving a revenue increase of $8 million and our requested recovery of several items, which previously were recorded as expense, in response to our request to review comprehensively our tariff and to adjust our rates for delivering electricity effective January 2, 2007.  Our original filing sought a revenue increase of $317 million.  The ICC staff and several intervenors, including the Illinois Attorney General, suggested a revenue decrease.  The ICC order disallowed rate base treatment (return) for our prepaid pension asset, net of deferred taxes, of $639 million, and disallowed the recovery of certain administrative and general expenses.  The order also provided for lower returns on equity and a lower equity structure than what we had requested.  The prepaid pension asset disallowance will not result in an immediate write-off since the pension asset will be recovered as pension cost, which is recognized and recovered from customers in the future, but will reduce our future return on equity until the asset is recovered.  The ICC order is subject to rehearing and judicial review on appeal.  We believe that the disallowances and changes to capital structure and returns on equity contained in the order are inappropriate and intend to vigorously pursue these issues on rehearing and appeal.  Our request for rehearing of that order was granted in part, and denied in part, by the ICC on August 30, 2006.  Items to be considered in the rehearing include administrative and general expenses, our prepaid pension asset, our capital structure and the allowed return on equity.  Other parties to the proceeding may file requests for rehearing as well.

Original Cost Audit.  In connection with the rate case, the ICC, with our concurrence, ordered an “original cost” audit of our distribution assets.  The ICC order provides that auditors will determine whether the costs were properly recorded on our financial statements as distribution assets.  This determination will be completed through a separately docketed proceeding.  We are unable to predict the results of this audit.

Rate Stabilization.  On May 23, 2006, we filed a proposal with the ICC to mitigate the impact of the transition to the post rate-freeze period on our residential customers.  Under the proposal, as subsequently modified by us in a filing made with the ICC on August 29, 2006, residential rate increases would be capped for customers who choose to participate in the program at 10% in each of 2007, 2008 and 2009.   Costs that exceed those caps would be deferred for those customers and recovered with a proposed 6.5% annual carrying charge over three years from 2010 to 2012.  If our rate increases are less than the caps in 2008 and 2009, we would begin to recover deferred amounts up to the caps.  The plan would terminate under a force majeure event or if our senior unsecured credit rating from at least one of the three major credit rating agencies falls below investment grade.  We originally proposed residential rate increase caps of 8%, 7% and 6% in 2007, 2008 and 2009, respectively, but increased those caps in response to testimony filed by other parties, including the ICC, in the proceeding.  A decision in the proceeding is expected in November 2006.

In February 2006, legislation was introduced in the Illinois General Assembly to extend the current freeze on electric rates in Illinois until at least 2010.  The legislation was not acted upon by the General Assembly before the expiration of its regular session, although it will meet in a brief veto session during November 2006.  We are unable to predict whether there will be renewed efforts to pass the legislation in light of the power supply auction results or the disposition of that legislation in the veto session.  We believe that any such legislation, if enacted into law, would have serious detrimental effects on us, the State of Illinois, and consumers of electricity in Illinois.  We also believe that, if such legislation were to be enacted, it would violate federal law and the U.S. Constitution, and we are prepared to challenge any such legislation in court.

Goodwill Impairment

We have incurred an impairment charge of $741 million associated with our goodwill in the third quarter of 2006 due to the July 26, 2006 ICC order in our rate case.  As of June 30, 2006, we, along with our parent, Exelon, had goodwill of approximately $3.5 billion prior to this charge.  Under accounting principles generally accepted in the United States, or GAAP, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill may be impaired.  We currently perform our annual test in the fourth quarter of each year.  However, due to the significant negative impact of the ICC’s order to our cash flows and the value of the company, we were required to complete an interim impairment test during the third quarter of this year.  The interim test led to an impairment of our goodwill.

Termination of Pending Exelon Merger with Public Service Enterprise Group Incorporated

On September 14, 2006, Exelon announced that it had given formal notice to Public Service Enterprise Group Incorporated, or PSEG, that Exelon had terminated the Agreement and Plan of Merger between them, whereby PSEG would have been merged with and into Exelon.  See Exelon’s Current Report on Form 8-K dated September 14, 2006 for further information.

Ratings

In late July 2006, both Moody’s Investors Service and Fitch Ratings downgraded certain of our debt securities, and Standard & Poor’s Ratings Services announced that our long-term credit ratings, including our senior secured rating of A-, remained on CreditWatch with negative implications.  On July 26, 2006, Moody’s downgraded our long term debt ratings by one level, including our senior secured debt from Baa1 to Baa2.  Moody’s indicated that our rating outlook is negative.  On July 31, 2006, Fitch downgraded our senior secured debt from A- to BBB+.  Fitch indicated that our rating outlook remains negative.  As reasons for the ratings actions, both Moody’s and Fitch cited the regulatory environment in Illinois, the continued uncertainty surrounding our competitive auction power procurement process, and the potential financial impact of any residential rate stabilization program.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference.  We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus.  You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.  See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	($ in millions)			($ in millions)

Income Statement Data
Operating revenues	$5,814	$5,803	$6,264	$2,875	$2,880
Operating income (loss)	1,567	1,617	(12)	443	461
Net income (loss) on common stock (a)	707	676	(685)	179	181

Cash Flow Data
Cash interest paid, net of amount capitalized (b) (c)	$352	$357	$272	$144	$124
Capital expenditures (d)	712	721	776	391	465
Cash flows provided by (used in) operating activities (e)	948	1,330	247	(128)	575
Cash flows (used in) provided by investing activities	(893)	486	(479)	(104)	(461)
Cash flows (used in) provided by financing activities	(37)	(1,820)	240	339	(118)

	As of December 31,			As of June 30,
	2003	2004	2005	2006
	($ in millions)			($ in millions)

Balance Sheet Data
Property, plant and equipment, net (f)	$9,096	$9,463	$9,906	$10,194
Goodwill, net (a)	4,719	4,705	3,475	3,476
Total assets	17,965	17,441	17,211	17,499
Long-term debt (b) (g)	4,167	2,901	2,500	2,674
Long-term debt to affiliates (b) (h)	1,720	1,381	1,041	871
Preference securities	7	7	—	—
Common shareholders’ equity	6,335	6,733	6,396	6,577

(a)             Our November 2005 annual goodwill impairment assessment indicated an impairment of our goodwill of $1.2 billion.  That impairment was primarily driven by the fair value of our below market purchase power agreement with our affiliate, Exelon Generation Company, LLC, the end of our regulatory transition period at December 31, 2006 and the elimination of related transition revenues, developments in the regulatory and political environment in Illinois as of November 1, 2005, anticipated increases in capital expenditures in future years, and decreases in market valuations of comparable companies that are used to estimate our fair value.  In our assessment to estimate the fair value of our goodwill, we used a probability-weighted, discounted cash flow model with multiple scenarios.  The determination of the fair value was dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, capital structure, market prices for power, post-2006 rate regulatory structures, operating and capital expenditure requirements and other factors.  Changes from the assumptions used in the impairment review could possibly result in a future impairment loss of our goodwill, which could be material.  An additional $741 million impairment of our goodwill was recorded in the third quarter of 2006 primarily driven by the July 26, 2006 rate order issued by the ICC.  See “Recent Developments” for more information.

(b)                                 As of December 31, 2003, our financing trusts, namely ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust, were deconsolidated from our financial statements pursuant to the provisions of Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities.”

(c)                                  Includes cash interest paid of $107 million, $86 million, $72 million, $41 million and $28 million in connection with long-term debt to ComEd Transitional Funding Trust for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, respectively.

(d)                                 These amounts include investment in plant and plant removals, net.

(e)                                  We contributed $865 million, $244 million and $201 million in 2005, 2004 and 2003 to Exelon-sponsored pension and post-retirement benefits plans in which we participate.  Of our 2005 contributions, $803 million was made during the first quarter and was fully funded by a capital contribution from Exelon.  We contributed $4 million to Exelon’s pension and post-retirement benefits plans in 2006.

(f)                                    In accordance with regulatory accounting practice, collections for future removal costs are recorded as a regulatory liability.

(g)                                 Excludes current maturities of $236 million, $272 million, $328 million and $473 million as of December 31, 2003, 2004 and 2005 and June 30, 2006, respectively.

(h)                                 Excludes current maturities of $317 million, $321 million, $307 million and $303 million as of December 31, 2003, 2004 and 2005 and June 30, 2006, respectively.

Ratio of Earnings to Fixed Charges

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Earnings to Fixed Charges (a)	2.88	3.48	3.51	4.03	(b)	2.91	2.85(c)

(a)                                  For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

(b)                                 For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for 2005 was approximately $315 million.  Our earnings for 2005 were negatively impacted by a $1.2 billion non-deductible, non-cash impairment charge we took related to the goodwill originally recorded on our books in connection with our former parent’s merger with PECO Energy Company.  For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2005, fixed charges were approximately $304 million.

(c)                                  We expect that the ratio of earnings to fixed charges for the year ending December 31, 2006 will be adversely affected by the $741 million impairment of our goodwill that we recorded subsequent to June 30, 2006.  See “Recent Developments” for more information regarding that impairment.

Notes to Summary Financial Information

Electric Utility Restructuring Legislation.  As a result of electric utility restructuring legislation enacted in Illinois in 1997:

•                  Our base rates are generally frozen through January 1, 2007.

•                  We are subject to an earnings sharing requirement with our customers during that rate freeze period that is triggered if our common stock earnings exceed an established threshold, which we have not exceeded and do not expect to exceed in 2006.

•                  Our customers have the choice to purchase energy from other suppliers and most non-residential customers can also elect a power purchase option, which allows the purchase of electric energy from us at market-based prices.  We are allowed to collect a “competitive transition charge,” or CTC, from customers electing to make such choices.  We collected $304 million, $169 million, $105 million and $25 million in CTC revenues during 2003, 2004, 2005 and the six months ended June 30, 2006, respectively.  Under the restructuring legislation, no CTCs will be collected after 2006.

•                  We are liable for actual damages suffered by customers in the event of a continuous power outage of four hours or more affecting 30,000 or more customers and are responsible for reimbursing governmental emergency and contingency expenses incurred in connection with any such outage.  The restructuring legislation bars recovery of consequential damages.  It allows us to seek relief from these provisions from the ICC in situations where we can show that the cause of the outage was unpreventable damage due to weather events or conditions, customer tampering or third party causes.  During the years 2003, 2004 and 2005, we did not have any outages that triggered the reimbursement requirement.

•                  We are allowed to segregate a portion of our future revenues to support the issuance of securities by us or a special purpose financing subsidiary, which we did in December 1998 in connection with the issuance of $3.4 billion of notes.  The proceeds, net of transaction costs, from those notes were used to refinance our outstanding debt and equity and for certain other limited purposes.

Rate Proceedings.  After January 1, 2007, our rates will be governed by the results of regulatory proceedings before the ICC and subsequent appeal of orders issued in those proceedings.

•                  Procurement Case.  On January 24, 2006, the ICC approved tariffs that allow us to bill our customers who elect to purchase power from us for power costs incurred under a reverse-auction competitive bidding process for our procurement of power for the period commencing January 2, 2007.  See “Recent Developments” for a further description of this order, the appeals currently pending and the results of the first auction.

•                  Rate Case.  On July 26, 2006, the ICC issued an order in the rate case that we filed seeking, among other things, to allocate the costs of delivering electricity and to adjust our rates for delivering electricity effective January 2, 2007.  The ICC order approved a revenue increase of $8 million, as compared to our requested revenue increase of $317 million, and our requested recovery of several items that we previously recorded as expense.  See “Recent Developments” for a further description of this order and our rehearing request that was granted in part by the ICC.

•                  POLR Proceeding.  On November 14, 2002, the ICC allowed a revision of our “provider of last resort,” or POLR, obligation to be the back-up energy supplier at market-based rates for customers with energy demands of at least three megawatts.  About 370 of our largest energy customers are affected, representing an aggregate of approximately 2,500 megawatts.  These customers do not have the right to take bundled service after June 2006 or to return to bundled rates if they chose an alternative supplier prior to June 2006.  On March 28, 2003, the ICC approved changes to our real-time pricing tariff for nonresidential customers, including those customers with energy demands of at least three megawatts who choose hourly energy supply for their electric power and energy.  These ICC orders were affirmed on appeal.  As part of the January 24, 2006 order described above in the Procurement Case, the ICC directed the Administrative Law Judge to conduct additional proceedings within the confines of an existing monitoring docket and to report back to the ICC within six months, at which time the order states the ICC will reconsider the appropriateness of a bundled one-year fixed price product for large industrial customers.

•                  Through and Out Rates.  In November 2004, the FERC issued two orders authorizing us to recover amounts for a limited time during a specified transitional period as a result of the elimination of through and out, or T&O, rates for transmission service scheduled out of, or across, our transmission systems and ending within pre-expansion territories of PJM Interconnection, LLC, or PJM, or Midwest Independent System Operator, Inc., or MISO.  Both PJM and MISO are FERC-approved regional transmission organizations.  T&O rates were terminated pursuant to FERC orders, effective December 1, 2004.  The new rates, known as Seams Elimination Charge/Cost Adjustment/Assignment, or SECA, were collected from load-serving entities within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing.  As a load-serving entity, we also were required to pay SECA rates during the transitional period based on the benefits we received from the elimination of T&O rates of other transmission owners within PJM and MISO.  Since the inception of the SECA rates in December 2004, we have recorded approximately $49 million of SECA collections net of SECA charges, including $5 million during the six months ended June 30, 2006.  As a result of recent events related to disputes over the methodology of computing SECA amounts, during the first quarter of  2006, we increased our previously-recorded reserve for amounts to be refunded.  We believe that an appropriate reserve has been established in the event that SECA collections are required to be refunded.  Hearings and briefing of the matter have been concluded and an initial decision of the presiding administrative law judge, or ALJ, was issued on August 10, 2006.  The ALJ’s initial decision indicated that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates.  FERC on review will determine whether to accept the ALJ’s recommendations.  There is no set timeline for FERC to act on this matter.  Meanwhile, partial settlements have been reached with various parties.  FERC has approved several of the partial settlements while others are still awaiting final execution and/or FERC approval.  We will continue to contest this issue and currently cannot estimate the final impact on our results of operations and cash flows.

See Notes 5 and 6 of Combined Notes to Consolidated Financial Statements in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, for additional information regarding regulatory proceedings, a rate freeze extension proposal introduced in February 2006 in the Illinois General Assembly and a discussion of possible effects if we are not allowed to recover our costs for procuring power.

RISK FACTORS

We are subject to various regulatory, operating and other risks as a result of the nature of our operations and the marketplace in which we operate.  Many of these risks are beyond our control and several pose significant challenges to our  business, operations, revenues, net income and cash flows.  These risks are described under “ComEd and PECO” in Item 1A, Risk Factors, of our annual report on Form 10-K for the year ended December 31, 2005 and under Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended June 30, 2006.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Bonds, together with the proceeds of commercial paper borrowings, available cash balances or a combination of both, to pay the following debt securities of ours at maturity: $95,000,000 First Mortgage 8 1/4% Bonds, Series 76, due October 1, 2006; and $31,021,000 First Mortgage 8 3/8% Bonds, Series 78, due October 15, 2006.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2006, and as adjusted to give effect to:

•                  the issuance and sale of the Bonds and the use of the proceeds from this offering as set forth under “Use of Proceeds” above and

•                  the issuance and sale on August 28, 2006 of $300,000,000 principal amount of bonds of the same series and the use of the proceeds therefrom to repay commercial paper borrowings.

This table should be read in conjunction with our consolidated financial statements and related notes for the six months ended June 30, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus.  See “Where You Can Find More Information” in this prospectus supplement.

	June 30, 2006
	Actual	As Adjusted
	($ in millions)

Commercial paper	$339	$
Long-term debt:
First mortgage bonds	2,869
Long-term debt to ComEd Transitional Funding Trust (1)	813
Long-term debt to other financing trusts (2)	361
Other long-term debt (3)	278
Total shareholders’ equity	6,577
Total capitalization, including short-term borrowings
and current maturities	$11,237	$

(1)                      ComEd Transitional Funding Trust notes are notes issued by one of our special purpose subsidiaries.  Illinois legislation allows a portion of our future revenues to be segregated and used to support the issuance of securities by a special purpose financing subsidiary.  ComEd Transitional Funding Trust issued the notes in December 1998.  The proceeds were used, among other things, to refinance a portion of our outstanding debt and equity securities.  Pursuant to the provisions of FIN 46-R, as of December 31, 2003, ComEd Transitional Funding Trust was deconsolidated from our financial statements.  Amounts owed to ComEd Transitional Funding Trust were recorded as debt to ComEd Transitional Funding Trust within our consolidated balance sheet.

(2)                      On January 24, 1997, ComEd Financing II issued $150 million in aggregate liquidation amount of 8.50% Capital Securities. The sole asset of ComEd Financing II is $154.6 million principal amount of our 8.50% Subordinated Deferrable Interest Debentures due January 15, 2027.   On March 17, 2003, ComEd Financing III issued $200 million in aggregate liquidation amount of 6.35% Trust Preferred Securities.  The sole asset of ComEd Financing III is $206.2 million principal amount of our 6.35% Junior Subordinated Deferrable Interest Notes due March 15, 2033.  Pursuant to the provisions of FIN 46-R, as of December 31, 2003, ComEd Financing II was deconsolidated from our financial statements.  Amounts owed to ComEd Financing II were recorded as debt to financing trusts within our consolidated balance sheet.

(3)                      Includes unamortized debt discounts and premiums and unamortized settled fair value hedges.  Includes current maturities of long-term debt of $776 million, of which $303 million are ComEd Transitional Funding Trust notes.

DESCRIPTION OF THE BONDS

The following description of the particular terms of the offered Bonds supplements the description of the general terms and provisions of the Bonds set forth in the accompanying prospectus under the caption “Description of Bonds.”

The Bonds will be issued under the Company’s Mortgage dated July 1, 1923, as amended and supplemented and as further supplemented by Supplemental Indentures dated as of August 1, 2006 and September 15, 2006, creating the Bonds. The Bonds will bear interest at the rate per annum and will be due and payable on the date set forth on the cover page of this prospectus supplement.  We are issuing the Bonds on the basis of net property additions.  As of August 31, 2006, the amount of net property additions not utilized under the Mortgage was approximately $557 million and the amount of bondable bond retirements not utilized under the Mortgage was approximately $1.865 billion.  See “Description of Bonds—Property Additions/Bondable Bond Retirements” and “Description of Bonds—Issuance of Additional Bonds” in the accompanying prospectus for the meaning of the terms “bondable bond retirements” and “net property additions” and for a description of limitations on our ability to issue bonds as a result of a covenant contained in our secured revolving credit agreement.

The Bonds will be registered in the name of Cede & Co., as registered owner and as nominee for The Depository Trust Company, New York, New York (DTC).  Beneficial interests in the Bonds will be shown on, and transfers will be effected only through, records maintained by DTC (with respect to participants’ interests) and its participants.  Except as described in this prospectus supplement or the accompanying prospectus, the Bonds will not be issued in certificated form. The Bonds will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Bonds will therefore settle in immediately available funds.

Principal, Maturity and Interest

The Bonds will initially be limited in aggregate principal amount to $115,000,000.  The Bonds represent an additional $115,000,000 of our First Mortgage 5.95% Bonds, Series 104 due August 15, 2016, of which $300,000,000 are currently outstanding.  The form and terms of the additional Series 104 Bonds are the same as the form and terms of the outstanding Series 104 Bonds.  Subject to the limitations described in this prospectus supplement and the accompanying prospectus, we may issue additional bonds under the Mortgage with the same priority as the Bonds, including bonds having the same series designation and terms (except for the public offering price and the issue date) as the Bonds, without the approval of the holders of outstanding bonds under the Mortgage, including the holders of the outstanding Bonds.  The Bonds will be issued in book-entry form only in denominations of $1,000 and integral multiples thereof.

The Bonds will mature on August 15, 2016.  Interest will be payable on the Bonds semiannually on February 15 and August 15 of each year, commencing on February 15, 2007, until the principal is paid or made available for payment.  Interest on the Bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 28, 2006.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For so long as the Bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee.  If the Bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder’s registered address.  Payment of principal of the Bonds in certificated form will be made against surrender of those Bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York, New York.  Payment of interest on the Bonds will be made to the person in whose name those Bonds are registered at the close of business on the record date for the relevant interest payment date, which shall be February 1 and August 1 for the interest payment dates on February 15 and August 15, respectively.  Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

Redemption at Our Option

We may, at our option, redeem the Bonds in whole or in part at any time at a redemption price equal to the greater of:

•                  100% of the principal amount of the Bonds to be redeemed, plus accrued interest on those Bonds to the redemption date, or

•                  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 20 basis points, plus accrued interest on those Bonds to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 45 days before the redemption date to each registered holder of the Bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Bonds or portions of the Bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

“Comparable Treasury Price” means, with respect to any redemption date:

•                  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•                  if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and one other primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC and their respective successors, unless any of them ceases to be a Primary Treasury Dealer, in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain United States federal income tax consequences material to the purchase, ownership and disposition of the Bonds.  This discussion deals only with Bonds that are held as capital assets (as that term is defined in section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by a purchaser of the Bonds when originally offered by us.  The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Sidley Austin LLP, our United States tax counsel.

If an entity treated as a partnership for United States federal income tax purposes holds a Bond, the tax consequences to a partner of such entity will generally depend upon the status of the partner and the activities of the partnership.  Partners in a partnership holding a Bond should consult their tax advisors.

This discussion is based on the Code, regulations issued under the Code and associated administrative and judicial interpretations, all as they currently exist as of the date of this prospectus supplement.  These income tax laws and regulations, however, may change at any time, and any change could be retroactive.  This discussion does not represent a detailed description of the United States federal income tax consequences to purchasers of the Bonds in light of their particular circumstances.  It does not represent a detailed description of the United States federal income tax consequences applicable to beneficial owners of Bonds subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, banks, certain financial institutions, regulated investment companies, dealers in securities, persons holding a Bond as a position in a straddle, hedging or conversion transaction, or who mark their securities to market for federal income tax purposes, partners in pass-through entities, or a United States person whose functional currency is other than the United States dollar).  This discussion does not discuss the tax consequences for a beneficial owner of a Bond who or which is not a United States person for United States federal income tax purposes.  There can be no assurance that a change in law will not alter significantly the tax considerations described in this discussion.

Qualified Reopening of an Issue of Debt Instruments

Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments.  It is expected that this offering of the Bonds will meet the requirements for a “qualified reopening” of the initial offering of the Bonds under applicable U.S. Treasury regulations and therefore that beneficial owners of the Bonds issued in this offering will not be viewed as having purchased the Bonds with original issue discount.

Interest

Interest on a Bond will be taxed to a beneficial owner of a Bond as ordinary interest income at the time it accrues or is received, in accordance with the beneficial owner’s regular method of accounting for federal income tax purposes.

Market Discount

If a beneficial owner purchases a Bond from us for an amount that is less than its stated redemption price, the amount of such difference is treated as “market discount” for federal income tax purposes to such beneficial owner, unless such difference is considered to be de minimis (generally, 0.25% of the stated redemption price at maturity times the number of complete years to maturity after the acquisition of the bond).  Under the market discount rules of the Code, a beneficial owner is required to treat any gain on the sale, exchange, redemption or other disposition of a Bond as ordinary income to the extent of the market discount that has not previously been included in income.  A beneficial owner may elect to include market discount in income currently as it accrues.  Such an election applies to all debt instruments acquired by the beneficial owner on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service, or

IRS.  A beneficial owner’s adjusted tax basis in a Bond is increased by the amount of market discount included in the beneficial owner’s income under the election.

Amortizable Bond Premium

If a beneficial owner acquires a Bond from us for an amount in excess of its stated redemption price, such beneficial owner will be considered to have purchased such Bond with “amortizable bond premium” equal in amount to such excess.  Generally, a beneficial owner may elect to amortize such premium as an offset to interest income, using a constant yield method.  The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the beneficial owner’s yield.  If the beneficial owner elects to amortize bond premium, such beneficial owner must reduce his adjusted tax basis in the Bond by the amount of the premium used to offset interest income as set forth above.  An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Disposition of a Bond

Upon the sale, exchange, redemption or other disposition of a Bond, a beneficial owner of a Bond generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (not including any amount attributable to accrued but unpaid interest) and the beneficial owner’s adjusted tax basis in the Bond.  Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “—Interest.”  Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under “—Market Discount.”  In general, the beneficial owner’s adjusted tax basis in a Bond will be equal to the initial purchase price of the Bond paid by the beneficial owner (subject to the adjustments described above under “—Market Discount” and “—Amortizable Bond Premium”).

Subject to the discussion above under “—Market Discount,” gain or loss recognized on the sale, exchange, redemption or other disposition of a Bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition the Bond has been held for more than one year.  For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income.  The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate owners of Bonds. Generally, we must report annually to the IRS the amount of interest that we paid to an owner of a Bond and the amount of tax that we withheld on that interest.   In addition, backup withholding applies to a noncorporate owner if

•                  the owner fails to furnish his or her taxpayer identification number, which for an individual would be his or her Social Security Number, to the payor in the manner required,

•                  the owner furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

•                  the payor is notified by the IRS that the owner has failed to properly report payments of interest and dividends, or

•                  in certain circumstances, the owner fails to certify, under penalties of perjury, that the owner has furnished a correct taxpayer identification number and has not been notified by the IRS that the owner is subject to backup withholding for failure to properly report interest and dividend payments.

The current rate of backup withholding is 28% of the amount paid.  Any amounts withheld under backup withholding rules will be allowed as a refund or credit against an owner’s federal income tax liability, provided the required information is timely furnished to the IRS.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation.  Prospective purchasers of the Bonds should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of Bonds, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

We intend to offer the Bonds through the underwriters.  Loop Capital Markets, LLC and The Williams Capital Group, L.P. are acting as representatives of the underwriters named below.  Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the Bonds listed opposite their names below.

Underwriter	Principal Amount
Loop Capital Markets, LLC	$
The Williams Capital Group, L.P.
Cabrera Capital Markets, Inc.
Melvin Securities, L.L.C.
Popular Securities, Inc.
SBK-Brooks Investment Corp.
Total		$115,000,000

The underwriters have agreed to purchase all of the Bonds sold pursuant to the underwriting agreement if any of the Bonds are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the Bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement   (T + 5).  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Bonds to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of        % of the principal amount of the Bonds.  The underwriters may allow, and the dealers may reallow, a discount not in excess of       % of the principal amount of the Bonds to other dealers.  After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $250,000 and are payable by us.

Issue of Additional Bonds

The Bonds will constitute an additional issue of outstanding securities.  We do not intend to apply for listing of the Bonds on any national securities exchange or for quotation of the Bonds on any automated dealer quotation system.  We have been advised by the underwriters that they presently intend to make a market in the Bonds after completion of the offering.  However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.  We cannot assure the liquidity of the trading market for the Bonds or that an active public market for the Bonds will develop.  If an active public trading market for the Bonds does not develop, the market price and liquidity of the Bonds may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Bonds.  Such transactions consist of bids or purchases to peg, fix or maintain the price of the Bonds.  If the underwriters create a short position in the Bonds in connection with the offering, i.e., if they sell more Bonds than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Bonds in the open market.  Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds.  In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates.  They have received customary fees and commissions for these transactions.

LEGAL MATTERS

Sidley Austin LLP, Chicago, Illinois, will render an opinion as to the validity of the Bonds for us, and Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Bonds for the underwriters. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries, including us, from time to time.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the annual report on Form 10-K of Commonwealth Edison Company for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC.  You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents we have filed with the SEC (file number 1-1839):

•                  Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 15, 2006;

•                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and filed with the SEC on April 26, 2006 and July 31, 2006, respectively; and

•                  Our Current Reports on Form 8-K dated:

•                  January 23, 2006 and filed with the SEC on January 27, 2006;

•                  January 25, 2006 and filed with the SEC on January 25, 2006;

•                  January 27, 2006 and filed with the SEC on January 30, 2006;

•                  February 8, 2006 and filed with the SEC on February 8, 2006;

•                  February 20, 2006 and filed with the SEC on February 21, 2006;

•                  February 22, 2006 and filed with the SEC on February 23, 2006;

•                  February 24, 2006 and filed with the SEC on February 24, 2006;

•                  March 7, 2006 and filed with the SEC on March 7, 2006;

•                  May 25, 2006 and filed with the SEC on May 25, 2006;

•                  June 14, 2006 and filed with the SEC on June 14, 2006;

•                  June 19, 2006 and filed with the SEC on June 19, 2006;

•                  June 22, 2006 and filed with the SEC on June 22, 2006 (two reports);

•                  July 28, 2006 and filed with the SEC on July 31, 2006;

•                  August 2, 2006 and filed with the SEC on August 2, 2006; and

•                  August 4, 2006 and filed with the SEC on August 7, 2006.

•                  August 28, 2006 and filed with the SEC on August 28, 2006;

•                  August 29, 2006 and filed with the SEC on August 30, 2006;

•                  August 29, 2006 and filed with the SEC on August 31, 2006;

•                  September 14, 2006 and filed with the SEC on September 14, 2006;

•                  September 15, 2006 and filed with the SEC on September 18, 2006; and

•                  September 18, 2006 and filed with the SEC on September 22, 2006.

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until we or any underwriters sell all of the securities shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus from the date such documents are filed.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Commonwealth Edison Company, 10 South Dearborn Street, 36th Floor, P.O. Box 805379, Chicago, Illinois 60680-5379; Attention: Director, Investor Relations, or by calling us at (312) 394-2345.

PROSPECTUS

Commonwealth Edison Company

First Mortgage Bonds
Notes

Commonwealth Edison Company may offer and sell, from time to time, first mortgage bonds and unsecured notes in one or more offerings.  We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities.  We will describe the specific terms of the securities, together with the terms of the offering of those securities, including the initial offering price and our net proceeds from their sale, in supplements to this prospectus.  You should read both this prospectus and any applicable prospectus supplements carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” under Item 1A of our most recently filed Annual Report on Form 10-K and under Part II, Item 1A in any of our subsequently filed Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We may sell the securities through agents we may designate from time to time or to or through underwriters.  We will set forth in the applicable prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we received from the sale.

The date of this prospectus is May 10, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will describe in a supplement to this prospectus specific information about the terms of that offering.  The applicable prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.  Please carefully read both this prospectus and the applicable prospectus supplement, together with the additional information referred to under the caption “Where You Can Find More Information,” before investing in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any applicable free writing prospectus that we file with the SEC in connection with an offering of securities under this prospectus.  We have not authorized anyone else to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the date of such document.

We are not offering the securities in any state or jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “ComEd,” “our company,” “we,” “us,” “our” or similar references mean Commonwealth Edison Company.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts and are subject to risks and uncertainties.  Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements.

The factors that could cause actual results to differ materially from the results described in the forward-looking statements include any risk factors discussed in this prospectus and any accompanying prospectus supplement; the factors relating to ComEd discussed in Item 1A, Risk Factors, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, Financial Statements and Supplementary Data, ComEd, Note 17 of our Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in this prospectus; and other factors discussed in filings we make with the SEC.  You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference.  We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

COMMONWEALTH EDISON COMPANY

We are a subsidiary of Exelon Corporation and are engaged principally in the purchase and regulated retail and wholesale sale of electricity and distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois.  Our traditional retail service territory covers approximately 11,300 square miles and an estimated population of 8 million as of March 31, 2006.  The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million.  We delivered electricity to approximately 3.7 million customers at March 31, 2006.

During January 2001, our parent corporation, Exelon Corporation, or Exelon, undertook a corporate restructuring to separate its non-regulated, generation and other competitive businesses from its regulated energy delivery businesses.  As a result of that restructuring, we no longer own any generation facilities and we entered into a power purchase agreement with Exelon Generation Company, LLC, or Generation, a wholly owned subsidiary of Exelon, to supply us with all of our electric load requirements for customers through 2006.  After 2006, we expect to procure the power we need through a reverse-auction process.  In January 2006, the Illinois Commerce Commission, or ICC, approved tariffs that would allow us to bill our customers for power costs incurred in the auction process.  That order is the subject of pending appeals before the Illinois Appellate Court.  We have also filed a rate case with the ICC, which seeks, among other things, to allocate the costs of delivering electricity and to adjust our rates for delivering electricity effective January 2, 2007.

As a public utility under the Illinois Public Utilities Act, we are subject to regulation by the ICC, including regulation as to rates and charges, issuance of most of our securities, services and facilities, classification of accounts, transactions with affiliated interests, as defined in the Illinois Public Utilities Act, and other matters.  As an electric utility under the Federal Power Act, we are also subject to regulation by the Federal Energy Regulatory Commission as to transmission rates and certain other aspects of our business, including interconnections and sales of transmission related assets.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907.  Our principal executive offices are located at 440 South LaSalle Street, Suite 3300, Chicago, Illinois 60605-1820 and our telephone number is (312) 394-4321.

EXELON CORPORATION

Exelon is a public utility holding company and is the parent corporation for each of us, PECO Energy Company, or PECO, and Generation.  Exelon, through its subsidiaries, operates in three reportable segments: ComEd, PECO and Generation.

Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and its telephone number is (312) 394-7398.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	12 Months Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
Earnings to Fixed Charges (a)	2.88	3.48	3.51	4.03	(b)	2.53	2.11

(a)             For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

(b)            For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for 2005 was approximately $315 million.  Our earnings for 2005 were negatively impacted by a $1.2 billion non-deductible, non-cash impairment charge we took related to the goodwill originally recorded on our books in connection with our former parent’s merger with PECO.  For purposes of calculating our ratio of earnings to fixed charges for the twelve-months ended December 31, 2005, fixed charges were approximately $304 million.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt, to repay outstanding short-term debt (including commercial paper), to finance capital improvements and to supplement working capital.  We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement. Pending such uses, we may invest the proceeds in certificates of deposit, United States government securities or other interest-bearing securities.  Please refer to our most recently filed Quarterly Report on Form 10-Q for information concerning our outstanding long-term debt.  See “Where You Can Find More Information.”

DESCRIPTION OF BONDS

We will issue each series of bonds under the Mortgage dated as of July 1, 1923, as supplemented from time to time, between us and BNY Midwest Trust Company, as the successor mortgage trustee, and D.G. Donovan, as the co-trustee.  We refer to this Mortgage in this prospectus as the “Mortgage” and to BNY Midwest Trust Company as the “Mortgage Trustee.” The terms “lien of Mortgage,” “mortgage date of acquisition,” “permitted lien,” “prior lien,” “prior lien bonds,” “property additions,” and “utilized under the Mortgage” are used in this prospectus with the meanings given to those terms in the Mortgage.

The Mortgage contains provisions under which substantially all of the properties of our electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc., or the Indiana Company, might be subjected to the lien of the Mortgage, if we should so determine, as additional security for our bonds, whereupon that subsidiary would become a “mortgaged subsidiary,” as defined in the Mortgage.  Since we have not as yet made any determination as to causing the Indiana Company to become a mortgaged subsidiary, those provisions of the Mortgage that are summarized below that discuss a mortgaged subsidiary as well as us, relate to us only.

We have summarized selected provisions of the Mortgage below.  However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Mortgage. We suggest that you read the complete text of the Mortgage, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The following sets forth certain general terms and provisions of the bonds.  The particular terms of the series of bonds offered by any prospectus supplement will be described in that prospectus supplement.  Any terms of the bonds that are not summarized herein will be described in the applicable prospectus supplement.

Issuance in Global Form

Unless otherwise indicated in the applicable prospectus supplement, we will initially issue each series of bonds in the form of one or more global bonds, in registered form, without coupons, as described under the caption “Book-Entry System.” The bonds will be issued in denominations of $1,000 and authorized multiples of $1,000. No service charge will be made for any transfer or exchange of any bond, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any transfer of a bond.

We anticipate that The Depository Trust Company, New York, New York, or DTC, will act as securities depository for the bonds.  See “Book-Entry System.” We will describe any differing depository arrangement in the applicable prospectus supplement.  For so long as the bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee.  If the bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder’s registered address.  Payment of principal of the bonds in certificated form will be made against surrender of those bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York.  Payment of interest on the bonds will be made to the person in whose name those bonds are registered at the close of business on the record date for the relevant interest payment date.  Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

Redemption Provisions

We will specify in the applicable prospectus supplement any redemption provisions applicable to the series of bonds being offered by that prospectus supplement.

Security

The Mortgage is a first mortgage lien on substantially all property and franchises currently owned by us.  Our transmission and distribution assets are the principal properties subject to the lien of the Mortgage.  In addition, any property and franchises hereafter acquired by us will also become subject to the lien of the Mortgage.  The lien of the mortgage does not attach to expressly excepted property, as described in the next paragraph, and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the

Bankruptcy Reform Act of 1978.  The lien is also subject to permitted liens, as described below, and, in the case of after-acquired property, liens, if any, existing or placed on that property at the time of acquisition thereof.

There are expressly excepted from the lien of our Mortgage, whether now owned or hereafter acquired, certain real estate not used in the public utility business, real estate held by us in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment.

We have agreed under the Mortgage to hold legal title to the mortgaged property free and clear of all liens other than permitted liens, as defined in the Mortgage.  Permitted liens are generally liens or restrictions that do not materially interfere with our use of the mortgaged property for the conduct of our business.  Permitted liens include liens for real estate taxes, assessments and governmental charges that are not delinquent or are being contested in good faith; liens for judgments that are being appealed or whose enforcement has been stayed; rights reserved to or vested in municipalities or public authorities under franchises, grants, licenses or permits held by us; leases; easements, reservations, exceptions, conditions, limitations and restrictions affecting the mortgaged property which do not materially interfere with our use of the mortgaged property; zoning laws and ordinances; and inconsequential defects or irregularities in title that, in the opinion of our counsel, may be properly disregarded.  In the event that the Mortgage lien on a particular piece of mortgaged property were to be foreclosed, such property would remain subject to liens for taxes on that property.  Other liens on that property, to the extent prior to the lien of the Mortgage and representing monetary obligations, would be entitled to payment from the foreclosure sale proceeds prior to any sums being paid to the holders of the bonds.

The bonds will rank equally with all bonds, irrespective of series, now or hereafter outstanding under our Mortgage.

Acquisitions of Property Subject to Prior Liens

We covenant in the Mortgage that we will not acquire any property subject to a prior lien (other than a permitted lien):

•                  if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66-2/3% of the fair value of such part of such property as shall consist of property of the character of property additions; and

•                  unless the net earnings of such property for any twelve-month period within the immediately preceding fifteen-month period shall have been at least two and one-half times the annual interest on all prior lien bonds secured by prior liens on such property.

We also covenant that we will not transfer all or substantially all of our property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by us under the provisions of such covenant with respect to the acquisition of property subject to a prior lien.

We covenant in the Mortgage that we will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, we will promptly procure or cause to be procured the cancellation and discharge of that prior lien. We further covenant that upon the discharge of a prior lien we will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Mortgage Trustee, except to the extent required to be deposited with the trustee under another prior lien.

Release of Property from Mortgage

Provided that we are not in default under the Mortgage, the Mortgage allows us to release property from the lien of the Mortgage in connection with its sale or other disposition. Under these provisions, we may obtain the release of mortgaged property by:

•                  delivering to the Mortgage Trustee specified certificates describing the property to be sold or disposed and the consideration to be received and stating its fair value;

•                  delivering an opinion of counsel as to compliance with the provisions of the Mortgage governing such release; and

•                  depositing cash with the Mortgage Trustee in an amount equal to the fair value of the property to be released, subject to reduction or elimination as hereinafter described.

“Fair value” is defined as the fair value to us of the property in question. Fair value is determined by one of our engineers; however, a determination by an independent engineer is also required if the fair value of the property in question exceeds 1% or more of the outstanding principal amount of the bonds under the Mortgage. The required cash deposit may be reduced, or eliminated entirely, by utilizing net property additions or bondable bond retirements not previously utilized under the Mortgage.

We have used these provisions from time to time to release substantial amounts of property from the lien of the Mortgage. In December 1999, we obtained the release of our fossil generation assets in connection with their sale to a third party. In January 2001, we obtained the release of, among other things, our nuclear generation assets in connection with their transfer to our affiliate, Generation, as part of the restructuring undertaken by Exelon. In both cases, the releases were accomplished without the deposit of cash due to the availability of sufficient amounts of unutilized bondable bond retirements and net property additions.

Issuance of Additional Bonds

The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the bonds that may be sold pursuant to this prospectus but, as indicated below, we may, subject to certain limitations, acquire property subject to prior liens. Nonetheless, subject to the limitations discussed below, we may issue additional bonds under the Mortgage with the same priority as the bonds that may be sold pursuant to this prospectus, including bonds having the same series designation and terms as the bonds that may be sold pursuant to this prospectus, without the approval of the holders of outstanding bonds under the Mortgage, including the holders of any outstanding bonds issued pursuant to this prospectus.

The aggregate principal amount of other bonds that may be issued under the Mortgage and that, as to security, will rank equally with the bonds that may be sold pursuant to this prospectus is not limited except as indicated below.  Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

•                  66-2/3% of net property additions not previously utilized under the Mortgage;

•                  the amount of cash deposited with the Mortgage Trustee as the basis for the issuance of those bonds; and

•                  the amount of bondable bond retirements not previously utilized under the Mortgage;

provided, however, that no bonds may be issued on the basis of net property additions or deposited cash, or on the basis of bondable bond retirements if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except when the bonds retired or being retired mature within two years), unless our net earnings for any twelve-month period within the immediately preceding fifteen-month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then proposed to be issued but not including any bonds then being retired.

The Mortgage provides that cash deposited with the Mortgage Trustee as a basis for the issuance of bonds shall be:

•                  paid over to us in an amount, certified to the Mortgage Trustee, equal to 66-2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or

•                  applied to the purchase or redemption of bonds.

“Net earnings” means our earnings as defined in the Mortgage after deducting all charges except:

•                  charges for the amortization, write-down or write-off of acquisition adjustments or intangibles;

•                  property losses charged to operations;

•                  provisions of income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of those taxes;

•                  interest charges; and

•                  amortization of debt and stock discount and expense or premium.

Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be.  Net nonoperating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings.  No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings.  The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs.

Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued and it does not contain any restrictions on the issuance of unsecured indebtedness.  In addition, the Mortgage does not prohibit a merger or sale of substantially all of our assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

On February 22, 2006, we entered into a $1 billion secured revolving credit agreement with a group of financial institutions maturing on February 20, 2009, and withdrew from the Exelon unsecured credit facilities.  The credit agreement enables us to borrow funds and to issue letters of credit from time to time during its term.  The credit agreement is secured by bonds issued under our Mortgage.  In connection with the credit agreement, we have agreed to a restriction on future issuances of bonds under our Mortgage.  Specifically, we have agreed to maintain at least $1,750,000,000 of issuance availability (ignoring any “net earnings certificate” requirements) in the form of “property additions” or “bondable bond retirements,” most of which are required to be maintained in the form of “bondable bond retirements.”  See the definition of “net earnings” above and the definitions of “bondable bond retirements” and “net property additions” below in “—Property Additions/Bondable Bond Retirements.”

Property Additions/Bondable Bond Retirements

As of March 31, 2006, the amount of net property additions not utilized under the Mortgage is approximately $528 million.  The amount of bondable bond retirements not previously utilized under the Mortgage are approximately $1.865 billion as of March 31, 2006.

“Bondable bond retirements” means an amount equal to the principal amount of bonds retired by application of funds deposited with the Mortgage Trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund.

“Net property additions” means the amount of $50,000,000, plus the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all “current provisions for depreciation” made by us after December 1, 1944, after deducting from those current provisions for depreciation the amount of the “renewal fund requirement,” if any, for the year 1945 and subsequent years.

“Current provisions for depreciation” for any period means the greater of:

•                  the total of the amounts appropriated by us for depreciation during that period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage value for that period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write-down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

•                  an amount equal to one-twelfth of 2% for each calendar month of that period (or such lesser percentage, as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of that month, of all depreciable property of the character of property additions not subject to a prior lien.

Renewal Fund Requirement

We covenant in the Mortgage that we will, for each year, pay or cause to be paid to the Mortgage Trustee an amount of cash, as and for a renewal fund, equal to the excess, if any, of current provisions for depreciation for that year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for that year, that amount, which will be the renewal fund requirement for that year, to be subject to reduction by an amount equal to the amount, certified to the Mortgage Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage.  There was no renewal fund requirement for any of the years 1945 through 1988, 1991, 1992 or 1997 through 2003.  There was a $140.7 million renewal fund requirement for 1989, a $1 million requirement for 1990, a $50.9 million requirement for 1993, a $193.6 million requirement for 1994, a $15.0 million requirement for 1995, a $139.9 million requirement for 1996 and a $270.7 million requirement for 2004.  In 1989, 1990, 1993, 1994 and 2004, the renewal fund requirement was satisfied by certifying an equivalent amount of net property additions.  In 1995 and 1996, the renewal fund requirement was satisfied by certifying an equivalent amount of bondable bond retirements.

Modification of Mortgage

In general, modifications or alterations of the Mortgage and of the rights and obligations of us and of the bondholders, and waivers of compliance with the Mortgage, may, with our approval, be made at a meeting of bondholders upon the affirmative vote of bondholders owning 80% of the principal amount of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of time or times of payment of the principal of or the interest or the premium, if any, on any bonds or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage.

Concerning the Mortgage Trustee and the Co-Trustee

An affiliate of the Mortgage Trustee, BNY Midwest Trust Company, provides general banking services, including those as a depository, for us and certain of our affiliates.

D. G. Donovan, Co-Trustee under the Mortgage, is an officer of the Mortgage Trustee.

Rights Upon Default

The Mortgage provides that in case any one or more of certain specified events (defined as “completed defaults”) shall occur and be continuing, the Mortgage Trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable.  The Mortgage Trustee, upon request of the holders of a majority in principal amount of the outstanding bonds, shall waive such default and rescind any such declaration if such default is cured.

The Mortgage further provides that upon the occurrence of one or more completed defaults, the Mortgage Trustee and the Co-Trustee may proceed by such suits of law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Mortgage Trustee and the Co-Trustee, being advised by counsel, shall determine.

Holders of bonds have no right to enforce any remedy under the Mortgage unless the Mortgage Trustee and the Co-Trustee have first had a reasonable opportunity to do so following notice of default to the Mortgage Trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Mortgage Trustee and the Co-Trustee with offer of indemnity satisfactory to the Mortgage Trustee and the Co-Trustee against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder’s bonds when due.

Default and Notice Thereof to Bondholders

The Mortgage provides that the following shall constitute completed defaults:

•                  default shall be made by us in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;

•                  default shall be made by us in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;

•                  default shall be made by us in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to us (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal amount of the bonds;

•                  default shall be made by us in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to us by the Mortgage Trustee or to us and the Mortgage Trustee by the holders of not less than 5% in principal of the bonds;

•                  bankruptcy, receivership or similar proceedings shall be initiated by us, or any judgment entered in such proceedings initiated against us shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

•                  default shall be made in the observance or performance of any other of our covenants, conditions or agreements contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to us and the Mortgage Trustee by the holders of not less than 25% in principal amount of the bonds.

Within 90 days after the occurrence of any default which is known to the Mortgage Trustee and the Co-Trustee, the Mortgage Trustee and the Co-Trustee shall give to the bondholders notice of such default unless it shall have been cured; except, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, if the Mortgage Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the Co-Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders.

Certificates and Opinions

Officers’ certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on our properties subject to the lien of the Mortgage must be filed as exhibits to our certificate filed annually with the Mortgage Trustee.  In connection with the taking of various actions by the Mortgage Trustee and the Co-Trustee, or the Mortgage Trustee upon our application, including the authentication and delivery of additional bonds, the release of property, the reduction or withdrawal of cash and other matters, the Mortgage requires that we furnish to the Mortgage Trustee orders, requests, resolutions, certificates of the officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependant upon the nature of the application.

Certain United States Federal Income Tax Consequences

We will include a discussion of certain United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a bond in the prospectus supplement related to the issuance of that bond.

DESCRIPTION OF NOTES

We will issue each series of notes under the Indenture dated as of September 1, 1987, as amended and supplemented from time to time, between us and Citibank, N.A., as trustee. We refer to this Indenture in this prospectus as the “Senior Indenture” and to Citibank as the “Senior Indenture Trustee.”

We have summarized selected provisions of the Senior Indenture below.  However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the Senior Indenture. We suggest that you read the complete text of the Senior Indenture, a copy of which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The following sets forth certain general terms and provisions of the notes. The particular terms of the series of notes offered by any prospectus supplement will be described in that prospectus supplement. Any terms of the notes that are not summarized herein will be described in the applicable prospectus supplement.

Issuance in Global Form

Unless otherwise indicated in the applicable prospectus supplement, we will initially issue each series of notes in the form of one or more global notes, in registered form, without coupons, as described under the caption “Book-Entry System.” The notes will be issued in denominations of $1,000 and authorized multiples of $1,000.  No service charge will be made for any transfer or exchange of any note, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any transfer of a note.

We anticipate that DTC will act as securities depository for the notes. See “Book-Entry System.” We will describe any differing depository arrangement in the applicable prospectus supplement. For so long as the notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee.  If the notes are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder’s registered address. Payment of principal of the notes in certificated form will be made against surrender of those notes at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York.  Payment of interest on the notes will be made to the person in whose name those notes are registered at the close of business on the record date for the relevant interest payment date.

Ranking

The notes will be unsecured and will rank equally with our outstanding unsecured indebtedness. The notes will be junior to any secured indebtedness we may incur to the extent of the collateral securing that indebtedness.  The lien of the Mortgage covers substantially all of our properties and franchises.  See “Description of Bonds—Security.”  In addition to the series of bonds currently outstanding under the Mortgage, we may from time to time issue additional series of bonds under the Mortgage, subject only to certain net earnings and other requirements of the Mortgage and certain limitations contained in our secured revolving credit agreement.  See “Description of Bonds—Issuance of Additional Bonds.”

Sinking Fund and Redemption Provisions

We will specify in the applicable prospectus supplement any sinking fund and redemption provisions applicable to the series of notes being offered by that prospectus supplement.

Issuance of Additional Notes

The Senior Indenture does not limit the aggregate principal amount of notes that we may issue thereunder, nor does it afford holders of the notes protection in the event of a highly leveraged or similar transaction involving our company. As of March 31, 2006, notes having an aggregate principal amount of approximately $285 million were outstanding under the Senior Indenture. Neither the Senior Indenture nor any of our other indentures under which we now have series of debentures outstanding limits our ability to issue securities, whether secured or unsecured.

Modification of Indenture

We may, except as described below, enter into supplemental indentures with the Senior Indenture Trustee for the purpose of amending or modifying, in any manner, the provisions of the Senior Indenture or of any supplemental indenture thereto:

•                  with the consent of:

—           the holders of a majority in principal amount of the notes at the time outstanding under the Senior Indenture; and

—           all series of notes which are affected by the proposed amendment or modification; or

•                  without consent if the proposed amendment or modification does not affect the rights of any noteholder.

Without the consent of the holder of each outstanding note affected, we may not enter into a supplemental indenture that would, among other things:

•                  change the stated maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof; or

•                  reduce the percentage in principal amount of the outstanding notes.

Concerning the Senior Indenture Trustee

The Senior Indenture Trustee, Citibank, N.A., provides general banking services, including those as a depository, for us and certain of our affiliates.  Citibank is a lending party in our $1 billion secured revolving credit agreement that closed on February 22, 2006.

Events of Default and Rights upon Default

The Senior Indenture provides that the following constitute “Events of Default” with respect to the notes of any series:

•                  default by us in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of that default for a period of 60 days;

•                  default by us in the payment of the principal of, or premium, if any, on, any note of that series at its maturity;

•                  default by us in the deposit of any installment of any sinking fund or similar payment with respect to notes of that series when and as payable, and continuance of that default for a period of 60 days;

•                  the entry of a decree or order in bankruptcy, receivership or similar proceedings initiated against us, and the continuance of any such decree or order for a period of 45 consecutive days;

•                  our institution of, or our consent to the institution of, bankruptcy, insolvency or similar proceedings against us; and

•                  default by us in the performance, or breach, of any other of our covenants or warranties contained in the Senior denture, and continuance of that default or breach for a period of 90 days after notice:

—           to us by the Senior Indenture Trustee; or

—           to us and the Senior Indenture Trustee by the holders of at least 25% in principal amount of the outstanding notes of that series.

Additional events of default with respect to a particular series of notes may be specified in a supplemental indenture or a Board resolution applicable to that series, and we will describe any of those additional events of default in the prospectus supplement for that series.

The Senior Indenture provides that within 90 days after the occurrence of any default which is known to the Senior Indenture Trustee, the Senior Indenture Trustee shall give to the noteholders notice of that default, unless that default shall have been cured or waived; except:

•                  in the case of a default in the payment of the principal of, or premium, if any, or interest on any note of that series, or in the payment of any sinking or purchase fund installment, if the Senior Indenture Trustee shall in good faith determine that the withholding of such notice is in the interests of the holders of notes of that series; and

•                  in the case of any default in the performance, or breach, of any covenant or warranty referred to in the last bullet point in the immediately preceding paragraph, no notice of default to holders shall be given until at least 60 days after the occurrence thereof.

If an Event of Default occurs with respect to notes of any series and is continuing, the Senior Indenture Trustee or the holders of 25% in principal amount of the outstanding notes of that series may declare the principal of all the notes of that series due and payable. The holders of a majority in principal amount of the outstanding notes of that series may rescind and annul such declaration if the default has been cured.

The holders of a majority in principal amount of the outstanding notes of all series affected by an Event of Default may waive any past default under the Senior Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any note or in respect of a covenant or provision of the Senior Indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected.

If an Event of Default occurs and is continuing, the Senior Indenture Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of notes by any appropriate judicial proceedings as the Senior Indenture Trustee shall deem most effectual.

The Senior Indenture provides that the holders of a majority in principal amount of the outstanding notes issued under the Senior Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee or exercising any trust or power conferred on the Senior Indenture Trustee. The Senior Indenture Trustee is not obligated to comply with any request or direction of noteholders pursuant to the Senior Indenture unless it has been offered indemnity against costs and liabilities which it might incur in complying with that request or direction.

We are required to file with the Senior Indenture Trustee, annually, an officers’ certificate specifying any defaults we know to exist under the Senior Indenture.

Satisfaction and Discharge of the Notes and the Indenture

Unless otherwise provided in the supplemental indenture creating a series of notes, we will be deemed to have paid and discharged the entire indebtedness on all the outstanding notes of that series when:

•                  either,

—           we have deposited with the Senior Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on all outstanding notes of that series for principal, and premium, if any, and interest to the stated maturity or any redemption date thereof, or we have deposited with the Senior Indenture Trustee for such purpose that amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding notes of that series for principal, and premium, if any, and interest to the stated maturity or any redemption date thereto; or

—           we have properly fulfilled any other means of satisfaction and discharge as are specified in the supplemental indenture applicable to the notes of that series;

•                  we have paid or caused to be paid all other sums payable with respect to the outstanding notes of that series; and

•                  we have delivered certain certificates and an opinion of counsel.

The Senior Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of notes) when:

•                  either all notes have been delivered to the Senior Indenture Trustee for cancellation, or all notes not delivered to the Senior Indenture Trustee for cancellation,

—           have become due and payable,

—           will become due and payable at their stated maturity within one year, or

—           are to be called for redemption within one year under arrangements satisfactory to the Senior Indenture Trustee,

and we have deposited with the Senior Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on the notes for principal, and premium, if any, and interest to the date of such deposit (in the case of notes which have become due and payable), or to their stated maturity or redemption date, as the case may be;

•                  we have paid or caused to be paid all other sums payable by us under the Senior Indenture; and

•                  we have delivered certain certificates and an opinion of counsel.

For United States federal income tax purposes, the deposit described in the preceding paragraphs may be treated as a taxable exchange of the related notes for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of those notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their notes. Thereafter, such holders would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of that deposit. You should consult your own tax advisor as to the specific consequences to you of that deposit.

Certain United States Federal Income Tax Consequences

We will include a discussion of certain United States federal income tax considerations that may be applicable to the purchase, ownership and disposition of a note in the prospectus supplement related to the issuance of that note.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of bonds or notes will initially be issued in the form of one or more global securities, in registered form, without coupons (as applicable). The global security will be deposited with, or on behalf of, a depository, and registered in the name of that depository or a nominee of that depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be DTC.

The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of that issue and will be deposited with DTC.  If however, the aggregate principal amount of any issue of a series of bonds or notes exceeds $500 million, one global certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of that series. So long as the depository, or its nominee, is the registered owner of a global security, that depository or such nominee, as the case may be, will be considered the owner of that global security for all purposes under the Senior Indenture or the Mortgage, as applicable, including for any notices and voting. Except as otherwise provided below, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the Senior Indenture or the Mortgage, as applicable. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if that person is not a direct participant, on procedures of the direct participant through which that person holds its interest, to exercise any of the rights of a registered owner of such security.

A global security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global securities may not be exchanged for securities in certificated form except in the circumstances described in the following paragraph.

Unless otherwise specified in the applicable prospectus supplement, we will be obligated to exchange global securities in whole for certificated securities only if:

•                  the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under applicable law and, in either case, we thereupon fail to appoint a successor depository within 90 days;

•                  we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of certificated securities; or

•                  there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In all cases, certificated securities delivered in exchange for any global security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with customary procedures).

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

•                  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•                  DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry transfers and pledges in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•                  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•                  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.  DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National

Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.

•                  Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

•                  The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.  Beneficial owners of global securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners; in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with the respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee for those securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving us reasonable notice.  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global securities among participants, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in that global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents or through a combination of these methods.  The applicable prospectus supplement will contain specific information relating to the terms of the offering, including:

•                  the name or names of any underwriters, dealers or agents;

•                  the purchase price of the securities and the net proceeds to us from the sale;

•                  any underwriting discounts and other items constituting underwriters’ compensation; and

•                  the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Underwriters

If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to specified conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

By Dealers

If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals.  The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale.  The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which that prospectus supplement is delivered and any commissions payable by us to that agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Indemnification of Underwriters

Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

Market for the Securities

Unless otherwise specified in a prospectus supplement, the securities will not be listed on a national securities exchange. We cannot assure that any broker-dealer will make a market in any series of the securities or the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Sidley Austin LLP, Chicago, Illinois, will render an opinion as to the validity of the securities for us, and Winston & Strawn LLP, Chicago Illinois, will render an opinion as to the validity of the securities for any underwriters, dealers, purchasers or agents.  Winston & Strawn LLP provides legal services to Exelon and its subsidiaries, including us, from time to time.

EXPERTS

The consolidated financial statements of Commonwealth Edison Company incorporated in this prospectus by reference to the Annual Report on Form 10-K of Commonwealth Edison Company for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC.  You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.  You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents we have filed with the SEC (file number 1-1839):

•                  Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 15, 2006;

•                  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on April 26, 2006; and

•                  Our Current Reports on Form 8-K dated:

•                  January 23, 2006 and filed with the SEC on January 27, 2006;

•                  January 27, 2006 and filed with the SEC on January 30, 2006;

•                  February 8, 2006 and filed with the SEC on February 8, 2006;

•                  February 20, 2006 and filed with the SEC on February 21, 2006;

•                  February 22, 2006 and filed with the SEC on February 23, 2006;

•                  February 24, 2006 and filed with the SEC on February 24, 2006; and

•                  March 6, 2006 and filed with the SEC on March 7, 2006.

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we or any underwriters sell all of the securities covered by this registration statement shall be deemed to be incorporated by reference in this prospectus from the date such documents are filed.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Commonwealth Edison Company, 10 South Dearborn Street, 36th Floor, P.O. Box 805379, Chicago, Illinois 60680-5379; Attention: Director, Investor Relations or by calling us at (312) 394-2345.

$115,000,000

Commonwealth Edison Company

First Mortgage 5.95% Bonds, Series 104, due 2016

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Loop Capital Markets, LLC

The Williams Capital Group, L.P.

Cabrera Capital Markets, Inc.

Melvin Securities, L.L.C.

Popular Securities

SBK-Brooks Investment Corp.

September   , 2006